Exhibit 99.1

WAIVER

Reference is made to: (i) that certain Merger Agreement, dated of even date herewith, by and among Comprehensive Care Corporation (“CompCare”), CompCare Acquisition, Inc. and Core Corporate Consulting Group, Inc. (the “Merger Agreement”); (ii) that certain Stock Purchase Agreement, dated as of January 16, 2009, by and between Core and Woodcliff Healthcare Investment Partners, LLC (the “Woodcliff Agreement”); and (iii) that certain Employment Agreement, dated as of February 7, 2003, by and between the undersigned and CompCare, as amended (the “Employment Agreement”). Any capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement.

The undersigned, Robert Landis (the “Executive”), hereby waives any and all rights he may have under Article VI of the Employment Agreement with respect to any Change in Control that may be deemed to have occurred as a result of (i) the transactions contemplated by the Woodcliff Agreement or (ii) the transactions contemplated by the Merger Agreement (collectively, the “Core-Woodcliff Changes in Control”).

Notwithstanding the foregoing, this Waiver shall terminate and be of no further force or effect upon the earlier of March 31, 2009 or the date on which Executive and CompCare enter into a mutually acceptable new employment contract; provided, however, if Executive and CompCare enter into such new employment contract prior to March 31, 2009, any rights Executive may have with respect to any Change in Control shall be governed by the terms and conditions of such new contract. If Executive and CompCare do not enter into such new employment contract prior to March 31, 2009, Executive shall be entitled to exercise any and all of his rights he may have under Article VI of the Employment Agreement, including, without limitation, with respect to the Core-Woodcliff Changes in Control.

Acknowledged and Agreed to this 20th day of January, 2009.

/s/ ROBERT LANDIS
Robert Landis

Comprehensive Care Corporation

By:	/s/ JOHN HILL
Name:	John Hill
Its:	President and Chief Executive Officer